                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 29

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  July 18, 2002

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                 13D

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)             (a)    [x]
    As to a group consisting of persons other than Covered Persons    (b)    [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER (See Item 6)
        NUMBER OF          As to Covered Shares, 0
         SHARES            As to Uncovered Shares, as stated in Appendix A
      BENEFICIALLY   -----------------------------------------------------------
        OWNED BY       8.  SHARED VOTING POWER (See Item 6) (Applies to each
        REPORTING          person listed on Appendix A.)(3)
         PERSON            212,292,135 Covered Shares held by Covered Persons
          WITH             135,410 Uncovered Shares held by Covered Persons(4)
                           1,866,112 other Uncovered Shares held by Covered
                           Persons(5)
                     -----------------------------------------------------------
                       9.  SOLE DISPOSITIVE POWER (See Item 6)
                           As to Covered Shares, less than 1%
                           As to Uncovered Shares, as stated in Appendix A
                     -----------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER (See Item 6):
                           As to Covered Shares, 0
                           As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           214,293,657
     PERSON(3)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN          [x]
     SHARES (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)(3)                43.85%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.



-----------------
(1)   For a definition of this term, please see Item 2.

(2)   For a definition of this term, please see Item 3.

(3)   All Share amounts and percentages are as of July 19, 2002.

(4) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(5) These are Uncovered Shares held by 89 private charitable foundations established by 89 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
William W. Archer                                             0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
Akio Asuke                                 Japan              0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Christopher A. Bates                                          0             0             0               0
David Baum                                                    0             0             0               0
Gerhard Baumgard                          Germany             0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Jordan M. Bender                                              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
George M. Brady                                              136            0            136              0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Holger Bross                              Germany             0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         496            0            496              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                        14,207           0           14,207            0
John W. Curtis                                                0             0             0               0
Matthew H. Cyzer                            UK                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Mark Dehnert                                                  0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Howard B. Eisen                                               0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
David B. Ford                                                 0           134(6)          0             134(6)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0

----------
(6)   Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Richard A. Genna                                              0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(7)          0             300(7)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Jeffrey B. Goldenberg                                         0         2,860(8)          0           2,860(8)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0

----------
(7)   Shared with family members.

(8)   Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                               0           300(9)          0             300(9)
Thomas J. Healey                                            3,000           0           3,000             0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0

----------
(9)   Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     618            0            618              0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
Phillip S. Hylander                         UK                0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Emerson P. Jones                                              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Robert C. Jones                                               0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         443            0            443              0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Karen A. Matte                                               40             0             40              0
George N. Mattson                                             0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             48             0             48              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Thomas F. McGowan                                             0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                     4,192           0           4,192             0
James A. McNamara                                             0          215(10)          0             215(10)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                160            0            160              0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0

----------
(10)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Timothy H. Moe                                                0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Richard S. Morse                            UK                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            112            0            112              0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            44             0             44              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0         15,000(11)        0           15,000(11)
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                            100          100(12)        100            100(12)
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            286            0            286              0
David E. Perlin                                               0             0             0               0
Bradley J. Peterson                                           0             0             0               0

----------
(11)  Shared with family members.

(12)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                         0             0             0               0
Steven D. Pruett                                              0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
James H. Rogan                                                0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
J. David Rogers                                               0          200(13)          0             200(13)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             211            0            211              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0

----------
(13)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(14)         0           1,900(14)
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
James Shim                                                    0             0             0               0
Abraham Shua                                                  0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0         1,000(15)         0           1,000(15)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0

----------
(14)  Shared with family members.

(15)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Margaret E. Stone                                             0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Fredrik J. Stromholm                      Sweden              0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0           10(16)          0             10(16)
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0

----------
(16)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                          402            0            402              0
Edward R. Wilkinson                                           3             0             3               0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Todd A. Williams                                             90             0             90              0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Michael Y. Yao                                                0             0             0               0
Danny O. Yee                                                  0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
----------------------------------   ----------------     ---------     ---------    -----------     -----------
Jaime E. Yordan                                            101,179          0          101,179            0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0
Michael J. Zamkow                                             0           55(17)          0             55(17)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 89 private                   N/A               0         1,866,112         0           1,866,112
charitable foundations established
by 89 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations(18)

----------
(17)  Shared with family members.

(18) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
TRUSTS

120 Broadway Partners(19)                   New Jersey           0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2002 Avi M. Nash Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Danny O. Yee Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 John A. Thain Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                               0             0             0              0
A.C. Trust(20)                                                   0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                      0             0             0              0

----------
(19)  Created by Peter R. Kellogg.

(20)  Created by Andrew Cader.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                     0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust II                                                    0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust(21)                              Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2002 Annuity
     Trust I                                                     0             0             0              0
The Andrew M. Alper 2002 Annuity
    Trust II                                                     0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2002 Annuity
     Trust I                                                     0             0             0              0
The Anthony D. Lauto 2002 Annuity
    Trust II                                                     0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0

----------
(21)  Created by Andrew A. Chisholm.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
Barry A. Kaplan 2002 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2002 Annuity
     Trust I                                                     0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                     0             0             0              0
Beller 2002 GRAT                                                 0             0             0              0
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                      0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                     0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
The Bradley Craig Spiegel 2000 Trust                             0             0             0              0
The Brian Patrick Minehan 2001 Trust                             0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2002 Annuity
     Trust I                                                     0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust II                                                     0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                        0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2001 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust II                           0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
The Corzine Blind Trust                                          0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                    Pennsylvania          0             0             0              0
The David B. Ford 2002 Annuity Trust
    dtd as of 6/26/2002                                          0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2002 Annuity
     Trust I                                                     0             0             0              0
The David G. Lambert 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                            0             0             0              0
The David L. Henle 2002 Annuity Trust
     I                                                           0             0             0              0
The David L. Henle 2002 Annuity Trust
    II                                                           0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2001 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust II                           0             0             0              0
The David W. Blood 2001 Annuity Trust
    I                                                            0             0             0              0
The David W. Blood 2002 Annuity Trust
     I                                                           0             0             0              0
The David W. Blood 2002 Annuity Trust
    II                                                           0             0             0              0
The Donald F. Textor 2001 Annuity
    Trust I                                                      0             0             0              0
The Donald F. Textor 2002 Annuity
     Trust I                                                     0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust II                                                     0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                      0             0             0              0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                     0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Trust                                 0             0             0              0
The Edward Scott Mead 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Spiegel 2002 Annuity Trust
     I                                                           0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                  California           0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Elana Brooke Spiegel 2000 Trust                              0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust(22)                                  0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2002 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                     0             0             0              0
The Evans Trust(23)                                              0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust I                                                     0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                    0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2002 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                     0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
The Gary Tolchin 2001 Family Trust          New Jersey           0             0             0              0

----------
(22)  Created by David A. Viniar.

(23)  Created by W. Mark Evans.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Gary Tolchin 2002 Grantor
     Retained Annuity Trust                                      0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                     0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2002 Annuity
     Trust I                                                     0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                     0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust I                                             0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                            0             0             0              0
The George William Wellde III 2000
     Trust                                                       0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0
The Gregory D. Cohen 2000 Trust                                  0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2002 Annuity
     Trust I                                                     0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Gregory K. Palm 2002 Annuity
    Trust II                                                     0             0             0              0
The Guapulo Trust(24)                         Jersey             0             0             0              0
The Harvey Silverman 2001 Family Trust                           0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Harvey Silverman 2002 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2002
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                             0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2002 Annuity
     Trust I                                                     0             0             0              0
The J. David Rogers 2002 Annuity
    Trust II                                                     0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Shares Trust                               0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2001 GRAT                                    0             0             0              0
The James P. Riley, Jr. 2002 Family
     GST Trust                                                   0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0

----------
(24) Created by Erland S. Karlsson.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
JG 2000 Trust(25)                                                0             0             0              0
JG 2000 Trust (continuing trust)(25)                             0             0             0              0
JG 2001 GRAT(25)                                                 0             0             0              0
JG 2002 GRAT(25)                                                 0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                              0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2002 Annuity
     Trust I                                                     0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                     0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                     0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2002 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                     0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
     Trust II                                                    0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0

----------
(25)  Created by Jacob D. Goldfield.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Joseph Della Rosa 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2002 Annuity
     Trust I                                                     0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                     0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A. M. Stanton 2000 Trust                           0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust(26)                                0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust I                                                     0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust II                                                    0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                    0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust(27)                           Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                   0             0             0              0

----------
(26)  Created by David A. Viniar.

(27)  Created by Sylvain M. Hefes.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Lawrence R. Buchalter 2000 Family
     Trust                                                       0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                      0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                             0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                            0             0             0              0
The Leslie C. Tortora 2001 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2002 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                     0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Lloyd C. Blankfein 2002 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2001 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
     I                                                           0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
    II                                                           0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                           0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2001 Annuity Trust I                             0             0             0              0
The Mark Tercek 2002 Annuity Trust I                             0             0             0              0
The Mark Tercek 2002 Annuity Trust II                            0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust(28)                              0             0             0              0
The Melissa Jane Minehan 2001 Trust(28)                          0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                     0             0             0              0
The Michael J. Zamkow 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                     0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                     0             0             0              0

----------
(28)  Created by E. Gerald Corrigan.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000(29)                                                  0             0             0              0
Murphy 2000 (continuing trust)(29)                               0             0             0              0
Murphy 2001 GRAT(29)                                             0             0             0              0
Murphy 2002 GRAT(29)                                             0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Patrick Scire 2001 Family Trust         New Jersey           0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                     0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                              0             0             0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                             0             0             0              0
The Peter D. Kiernan, III 2002
    Annuity Trust II                                             0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter S. Kraus 2001 Annuity Trust
    I                                                            0             0             0              0
The Peter S. Kraus 2002 Annuity Trust
     I                                                           0             0             0              0
The Peter S. Kraus 2002 Annuity Trust
    II                                                           0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                     0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust II                                                    0             0             0              0

----------
(29)  Created by Thomas S. Murphy, Jr.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Philip Darivoff 2002 Family Trust                            0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                       0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                     0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                     0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust(30)                               Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
     Trust I                                                     0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust II                                                     0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard Hogan 2001 Family Trust                              0             0             0              0
The Richard Hogan 2001 Family Trust                              0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Richard Hogan 2002 Grantor
    Retained Annuity Trust                                       0             0             0              0
Robert A. Fippinger, Jr. Millennium
    Trust                                                        0             0             0              0

----------
(30)  Created by Emmanuel Roman.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Katz 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Katz 2002 Annuity Trust
     I                                                           0             0             0              0
The Robert J. Katz 2002 Annuity Trust
    II                                                           0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Pace 2002 Annuity Trust
    I                                                            0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust II                                                    0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Robert Luckow 2001 Family Trust                              0             0             0              0
The Robert Luckow 2002 Grantor
     Retained Annuity Trust                                      0             0             0              0
The Robin Neustein 2001 Annuity Trust
    I                                                            0             0             0              0
Robin Neustein 2002 Annuity Trust                                0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                              0             0             0              0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven J. Wisch 2002 Annuity
     Trust I                                                     0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven Starker 2002 Grantor
     Retained Annuity Trust                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                             0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                             0             0             0              0
The Stuart Sternberg 2001 Family Trust                           0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Stuart Sternberg 2002 Grantor
     Retained Annuity Trust                                      0             0             0              0
The Suzanne E. Cohen 2000 Trust                                  0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                        0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                      0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(31)             New Jersey           0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002(31)                                             0             0             0              0

----------
(31)  Created by Thomas J. Healey.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                           0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
The Unicorn Trust(32)                           UK               0             0             0              0
Vyrona Trust(33)                              Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
Zachariah Cobrinik 2001 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0
Zachariah Cobrinik 2002 Annuity Trust                            0             0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P.(34)            Delaware            0             0             0              0
Beech Associates, L.P.(35)                   Delaware            0             0             0              0
Bermuda Partners, L.P.(36)                   Delaware            0             0             0              0
Crestley, L.P.(37)                           Delaware            0             0             0              0
EPG Associates, L.P.(38)                                         0             0             0              0
Greenley Partners, L.P.(39)                  Delaware            0             0             0              0
Harris Capital Partners, Limited
    Partnership                              Delaware            0             0             0              0
HEMPA Limited Partnership(40)                Delaware            0             0             0              0
JSS Investment Partners, L.P.(41)            Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership(42)                 Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0

----------
(32)  Created by Wiet H.M. Pot.

(33)  Created by Sylvain M. Hefes.

(34)  Created by Charles B. Seelig, Jr.

(35)  Created by David B. Ford.

(36)  Created by Peter R. Kellogg.

(37)  Created by Thomas J. Healey.

(38)  Created by Edward S. Gutman.

(39)  Created by Jaime E. Yordan.

(40)  Created by Henry M. Paulson, Jr.

(41)  Created by Jonathan S. Savitz.

(42)  Created by Peter Layton.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Stone Gate GS Partners, L.P.(43)             Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II,
    L.P.(44)                                 Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES

The Gary Tolchin Family LLC                  Delaware            0             0             0              0
The James Coufos Family LLC                  Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Patrick Scire Family LLC                 Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Richard Hogan Family LLC                 Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Stuart Sternberg Family LLC              Delaware            0             0             0              0
The Thomas Gravina Family LLC                Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

CORPORATIONS

Anahue Limited(45)                            Jersey             0             0             0              0
Chambolle Limited(46)                         Jersey             0             0             0              0
Guapulo Holdings Limited(47)                  Jersey             0             0             0              0
HJS2 Limited(48)                          Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.(49)           Bermuda             0             0             0              0
Majix Limited(50)                             Jersey             0             0             0              0
Melalula Limited(51)                          Jersey             0             0             0              0
RJG Holding Company(52)                   Cayman Islands         0             0             0              0
Robinelli Limited(53)                         Jersey             0             0             0              0

----------
(43)  Created by Connie K. Duckworth.

(44)  Created by Joseph D. Gutman.

(45)  Created by Andrew A. Chisholm.

(46)  Created by Emmanuel Roman.

(47)  Created by Erland S. Karlsson.

(48)  Created by Hsueh J. Sung.

(49)  Created by Peter R. Kellogg.

(50)  Created by Alok Oberoi.

(51)  Created by Peter D. Sutherland.

(52)  Created by Richard J. Gnodde.

(53)  Created by Claudio Costamagna.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
---------------------------------------  ----------------    ---------     ---------    -----------    -----------
Vyrona Holdings Limited(54)                   Jersey             0             0             0              0
Zurrah Limited(55)                            Jersey             0             0             0              0

----------
(54)  Created by Sylvain M. Hefes.

(55)  Created by Yoel Zaoui.

         This Amendment No. 29 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 29 is being filed primarily because certain Covered Persons (as defined below) have in the aggregate disposed of shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of GS Inc., a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs, the Shareholders' Committee have approved sales by the PMDs and certain Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on June 21, 2002 and ended on July 19, 2002, with an aggregate of 10,618,408 Covered Shares having been sold by July 19, 2002. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons in equal installments on each of May 8,

2003 and May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 27, 2003, June 27, 2004 and June 27, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of an aggregate of 871,484 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and an aggregate of 3,824,607 Covered Shares by certain Covered Persons under the Channel B
Sales Program described in Item 4.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 961,029 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001 and January 9, 2002, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

     Exhibit                                 Description
----------------  --------------------------------------------------------------

A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

B. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

D. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

E. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

J.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

K.                Form of Counterpart to Shareholders' Agreement for non-U.S.
                  trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

L.                Form of Guarantee and Pledge Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

M.                Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     Exhibit                                 Description
----------------  --------------------------------------------------------------

N.                Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

O. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

Q. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

R. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

T. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

AA. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

     Exhibit                                 Description
----------------  --------------------------------------------------------------

BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                  Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

CC. Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                  Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

DD. Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                  Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

                                                                             CONVICTIONS OR            BENEFICIAL
                                                                             VIOLATIONS OF          OWNERSHIP OF THE
                                                                             FEDERAL OR STATE      COMMON STOCK OF THE
                                                                             LAWS WITHIN THE          GOLDMAN SACHS
     NAME        CITIZENSHIP    BUSINESS ADDRESS     PRESENT EMPLOYMENT      LAST FIVE YEARS           GROUP, INC.
     ----        -----------    ----------------     ------------------      ---------------       ------------------
Steven M.             USA       85 Broad Street      Managing Director,           None            Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                            ownership is as set
                                10004                Group, Inc.                                  forth in or
                                                                                                  incorporated into
                                                                                                  Item 5 above.
Russell E.            USA       85 Broad Street      Managing Director,           None            Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                            ownership is as set
                                10004                Group, Inc.                                  forth in or
                                                                                                  incorporated into
                                                                                                  Item 5 above.
Michael H.            UK        26 New Street,       Partner,                     None            None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
John D. Amaral        UK        Victoria Hall        Vice President/              None            None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda
Marguerite R.         USA       120 Broadway         Vice President,              None            None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.

Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None            None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda

                                                                         ANNEX B



ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

 ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 7,946,434 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY
           THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of shares of Common Stock were made by the following Covered Person through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange:

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Channel A Sales
    Andrew Cader                                 July 1, 2002               30,000               $72.45
    Todd J. Christie                             July 1, 2002               10,000               $72.45
    Thomas J. Gravina                            July 1, 2002                1,500               $72.45
    Edward S. Gutman                             July 1, 2002                2,000               $72.45
    James A. Jacobson                            July 1, 2002                5,000               $72.45
    120 Broadway Partners                        July 1, 2002                3,000               $72.45
    Bermuda Partners, L.P.                       July 1, 2002                2,000               $72.45
    IAT Reinsurance Syndicate Ltd                July 1, 2002                4,000               $72.45
    Trust u/w James Kellogg III                  July 1, 2002                4,000               $72.45
    Peter R. Kellogg                             July 1, 2002                3,000               $72.45
    Patrick P. Scire                             July 1, 2002               12,500               $72.45
    The Patrick J. Ward 2001 Trust               July 1, 2002               10,000               $72.45
    Andrew Cader                                 July 2, 2002               30,000               $70.50
    Todd J. Christie                             July 2, 2002               10,000               $70.50
    Lawrence A. Cohen                            July 2, 2002               15,000               $70.50
    Gary F. Goldring                             July 2, 2002              100,000               $70.50
    Thomas J. Gravina                            July 2, 2002                1,500               $70.50
    Edward S. Gutman                             July 2, 2002                2,000               $70.50
    Bermuda Partners, L.P.                       July 2, 2002                2,000               $70.50
    120 Broadway Partners                        July 2, 2002                3,000               $70.50
    Peter R. Kellogg                             July 2, 2002                3,000               $70.50
    IAT Reinsurance Syndicate Ltd                July 2, 2002                4,000               $70.50
    Trust u/w James Kellogg III                  July 2, 2002                4,000               $70.50
    Richard C. Salvadore                         July 2, 2002               20,000               $70.50
    Patrick P. Scire                             July 2, 2002               12,500               $70.50
    Steven R. Starker                            July 2, 2002               25,000               $70.50
    Brian J. Toolan                              July 2, 2002               15,000               $70.50
    The Patrick J. Ward 2001 Trust               July 2, 2002               10,000               $70.50
    Andrew Cader                                 July 3, 2002               15,000               $69.83
    Todd J. Christie                             July 3, 2002               10,000               $69.83
    Lawrence A. Cohen                            July 3, 2002                7,500               $69.83
    Thomas J. Gravina                            July 3, 2002                1,500               $69.83
    Edward S. Gutman                             July 3, 2002                2,000               $69.83
    Richard R. Hogan                             July 3, 2002               15,000               $69.83
    Bermuda Partners, L.P.                       July 3, 2002                2,000               $69.83
    Peter R. Kellogg                             July 3, 2002                3,000               $69.83
    120 Broadway Partners                        July 3, 2002                6,000               $69.83
    IAT Reinsurance Syndicate Ltd                July 3, 2002                6,000               $69.83

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Trust u/w James Kellogg III                  July 3, 2002                6,000               $69.83
    The Patrick J. Ward 2001 Trust               July 3, 2002                6,541               $69.83
    Andrew Cader                                 July 5, 2002               15,000               $73.30
    Todd J. Christie                             July 5, 2002               10,000               $73.30
    Thomas J. Gravina                            July 5, 2002                1,500               $73.30
    Edward S. Gutman                             July 5, 2002                2,000               $73.30
    Richard R. Hogan                             July 5, 2002               15,000               $73.30
    Andrew Cader                                 July 8, 2002               40,000               $73.56
    Todd J. Christie                             July 8, 2002               10,000               $73.56
    Thomas J. Gravina                            July 8, 2002                1,500               $73.56
    Edward S. Gutman                             July 8, 2002                2,000               $73.56
    Richard R. Hogan                             July 8, 2002               15,000               $73.56
    James A. Jacobson                            July 8, 2002               15,000               $73.56
    Bermuda Partners, L.P.                       July 8, 2002                2,000               $73.56
    Peter R. Kellogg                             July 8, 2002                3,000               $73.56
    120 Broadway Partners                        July 8, 2002                6,000               $73.56
    Trust u/w James Kellogg III                  July 8, 2002                6,000               $73.56
    IAT Reinsurance Syndicate Ltd                July 8, 2002               10,000               $73.56
    Steven R. Starker                            July 8, 2002               25,000               $73.56
    Andrew Cader                                 July 9, 2002               30,000               $72.17
    Todd J. Christie                             July 9, 2002               10,000               $72.17
    Thomas J. Gravina                            July 9, 2002                1,500               $72.17
    Edward S. Gutman                             July 9, 2002                2,000               $72.17
    Richard R. Hogan                             July 9, 2002               10,000               $72.17
    James A. Jacobson                            July 9, 2002               15,000               $72.17
    Bermuda Partners, L.P.                       July 9, 2002                2,000               $72.17
    Peter R. Kellogg                             July 9, 2002                3,000               $72.17
    120 Broadway Partners                        July 9, 2002                6,000               $72.17
    Trust u/w James Kellogg III                  July 9, 2002                8,000               $72.17
    IAT Reinsurance Syndicate Ltd                July 9, 2002               20,000               $72.17
    Richard C. Salvadore                         July 9, 2002               16,000               $72.17
    Andrew Cader                                July 10, 2002               30,000               $72.83
    Todd J. Christie                            July 10, 2002               10,000               $72.83
    Thomas J. Gravina                           July 10, 2002                3,000               $72.83
    Edward S. Gutman                            July 10, 2002                2,000               $72.83
    Richard R. Hogan                            July 10, 2002                9,880               $72.83
    James A. Jacobson                           July 10, 2002               20,000               $72.83
    Bermuda Partners, L.P.                      July 10, 2002                2,000               $72.83
    Peter R. Kellogg                            July 10, 2002                4,000               $72.83
    120 Broadway Partners                       July 10, 2002                6,000               $72.83
    Trust u/w James Kellogg III                 July 10, 2002                8,000               $72.83
    IAT Reinsurance Syndicate Ltd               July 10, 2002               20,000               $72.83
    Richard C. Salvadore                        July 10, 2002               12,039               $72.83
    Steven R. Starker                           July 10, 2002               46,280               $72.83
    Rebecca Amitai                              July 11, 2002                1,000               $71.41
    Andrew Cader                                July 11, 2002               20,000               $71.41
    Todd J. Christie                            July 11, 2002               10,000               $71.41
    Thomas J. Gravina                           July 11, 2002                5,000               $71.41

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Richard R. Hogan                            July 11, 2002                5,000               $71.41
    James A. Jacobson                           July 11, 2002               15,000               $71.41
    Bermuda Partners, L.P.                      July 11, 2002                2,000               $71.41
    Peter R. Kellogg                            July 11, 2002                4,000               $71.41
    120 Broadway Partners                       July 11, 2002                6,000               $71.41
    Trust u/w James Kellogg III                 July 11, 2002                8,000               $71.41
    IAT Reinsurance Syndicate Ltd               July 11, 2002               20,000               $71.41
    Andrew Cader                                July 12, 2002               30,000               $73.15
    Todd J. Christie                            July 12, 2002               10,000               $73.15
    Thomas J. Gravina                           July 12, 2002                5,000               $73.15
    Richard R. Hogan                            July 12, 2002                5,000               $73.15
    James A. Jacobson                           July 12, 2002               20,000               $73.15
    Bermuda Partners, L.P.                      July 12, 2002                2,000               $73.15
    Peter R. Kellogg                            July 12, 2002                4,000               $73.15
    120 Broadway Partners                       July 12, 2002                6,000               $73.15
    Trust u/w James Kellogg III                 July 12, 2002                8,000               $73.15
    IAT Reinsurance Syndicate Ltd               July 12, 2002               20,000               $73.15
    Andrew Cader                                July 15, 2002               30,000               $71.55
    Todd J. Christie                            July 15, 2002               10,000               $71.55
    Thomas J. Gravina                           July 15, 2002                5,000               $71.55
    Bermuda Partners, L.P.                      July 15, 2002                2,000               $71.55
    Peter R. Kellogg                            July 15, 2002                3,000               $71.55
    120 Broadway Partners                       July 15, 2002                6,000               $71.55
    Trust u/w James Kellogg III                 July 15, 2002                8,000               $71.55
    IAT Reinsurance Syndicate Ltd               July 15, 2002               20,000               $71.55
    Andrew Cader                                July 16, 2002               40,000               $72.31
    Todd J. Christie                            July 16, 2002               10,000               $72.31
    Gary F. Goldring                            July 16, 2002               50,000               $72.31
    Thomas J. Gravina                           July 16, 2002               10,000               $72.31
    Richard R. Hogan                            July 16, 2002               10,000               $72.31
    Bermuda Partners, L.P.                      July 16, 2002                2,000               $72.31
    Peter R. Kellogg                            July 16, 2002                3,000               $72.31
    120 Broadway Partners                       July 16, 2002                6,000               $72.31
    Trust u/w James Kellogg III                 July 16, 2002                8,000               $72.31
    IAT Reinsurance Syndicate Ltd               July 16, 2002               20,000               $72.31
    Todd J. Christie                            July 17, 2002               10,000               $73.48
    Lawrence A. Cohen                           July 17, 2002               10,000               $73.48
    Thomas J. Gravina                           July 17, 2002               10,000               $73.48
    James A. Jacobson                           July 17, 2002               15,558               $73.48
    Bermuda Partners, L.P.                      July 17, 2002                2,000               $73.48
    Peter R. Kellogg                            July 17, 2002                3,000               $73.48
    Trust u/w James Kellogg III                 July 17, 2002                3,000               $73.48
    120 Broadway Partners                       July 17, 2002                6,428               $73.48
    IAT Reinsurance Syndicate Ltd               July 17, 2002               20,000               $73.48
    Todd J. Christie                            July 18, 2002               10,000               $75.38
    Lawrence A. Cohen                           July 18, 2002               20,000               $75.38
    Gary D. Cohn                                July 18, 2002               20,000               $75.38
    Gary F. Goldring                            July 18, 2002               50,000               $75.38

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Thomas J. Gravina                           July 18, 2002               20,000               $75.38
    Edward S. Gutman                            July 18, 2002               10,000               $75.38
    Bermuda Partners, L.P.                      July 18, 2002                2,000               $75.38
    Peter R. Kellogg                            July 18, 2002                3,000               $75.38
    Trust u/w James Kellogg III                 July 18, 2002                9,573               $75.38
    IAT Reinsurance Syndicate Ltd               July 18, 2002               20,000               $75.38
    Rebecca Amitai                              July 19, 2002                1,000               $76.51
    A.C. Trust                                  July 19, 2002               39,847               $76.51
    Andrew Cader                                July 19, 2002              256,369               $76.51
    Todd J. Christie                            July 19, 2002               10,000               $76.51
    Lawrence A. Cohen                           July 19, 2002               41,039               $76.51
    Gary D. Cohn                                July 19, 2002               65,544               $76.51
    Neil V. Desena                              July 19, 2002               51,912               $76.51
    Gary F. Goldring                            July 19, 2002              150,000               $76.51
    Thomas J. Gravina                           July 19, 2002               19,734               $76.51
    Edward S. Gutman                            July 19, 2002               30,886               $76.51
    Richard R. Hogan                            July 19, 2002               35,000               $76.51
    Scott B. Kapnick                            July 19, 2002               90,000               $76.51
    IAT Reinsurance Syndicate Ltd               July 19, 2002               25,000               $76.51
    Nicholas L. Marovich                        July 19, 2002               15,000               $76.51
    Philip D. Murphy                            July 19, 2002                2,000               $76.51
    Harvey Silverman                            July 19, 2002               10,000               $76.51
    Silverman Partners, L.P.                    July 19, 2002               10,000               $76.51
    Stuart L. Sternberg                         July 19, 2002              320,320               $76.51
    Jon Winkelried                              July 19, 2002               50,000               $76.51
    Barry L. Zubrow                             July 19, 2002               75,000               $76.51

   Channel B Sales
    Christopher J. Carrera                       July 1, 2002               10,000               $72.75
    Mary Ann Casati                              July 1, 2002                1,000               $72.75
    Zachariah Cobrinik                           July 1, 2002                2,710               $72.75
    Christopher A. Cole                          July 1, 2002                1,000               $72.75
    Glenn P. Earle                               July 1, 2002                5,000               $72.75
    Peter C. Gerhard                             July 1, 2002                8,000               $72.75
    Vyrona Holdings Limited                      July 1, 2002                4,433               $72.75
    Timothy J. Ingrassia                         July 1, 2002                7,786               $72.75
    Robert J. Katz                               July 1, 2002                2,500               $72.75
    David G. Lambert                             July 1, 2002                1,000               $72.75
    Eff W. Martin                                July 1, 2002                5,000               $72.75
    Robert B. Morris III                         July 1, 2002                4,003               $72.75
    Sharmin Mossavar-Rahmani                     July 1, 2002                2,000               $72.75
    Avi M. Nash                                  July 1, 2002                1,007               $72.75
    Greg M. Ostroff                              July 1, 2002                1,000               $72.75
    The Unicorn Trust                            July 1, 2002                4,586               $72.75
    Richard M. Ruzika                            July 1, 2002                2,000               $72.75
    Richard A. Sapp                              July 1, 2002                2,600               $72.75
    Joseph Sassoon                               July 1, 2002                3,000               $72.75
    Charles B. Seelig, Jr.                       July 1, 2002                5,000               $72.75

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    The James M Sheridan Shares Trust            July 1, 2002                5,000               $72.75
    Christian J. Siva-Jothy                      July 1, 2002                5,000               $72.75
    Daniel W. Stanton                            July 1, 2002                5,000               $72.75
    Cathrine Stickney Steck                      July 1, 2002                2,000               $72.75
    Melalula Limited                             July 1, 2002                4,156               $72.75
    John R. Tormondsen                           July 1, 2002                3,000               $72.75
    Mark A. Zurack                               July 1, 2002                2,100               $72.75
    Frank A. Bednarz                             July 2, 2002                1,308               $70.55
    Christopher J. Carrera                       July 2, 2002                6,510               $70.55
    Zachariah Cobrinik                           July 2, 2002                2,703               $70.55
    Peter C. Gerhard                             July 2, 2002                6,981               $70.55
    Nomi P. Ghez                                 July 2, 2002                9,968               $70.55
    Vyrona Holdings Limited                      July 2, 2002                4,421               $70.55
    Francis J. Ingrassia                         July 2, 2002                2,992               $70.55
    Robert J. Katz                               July 2, 2002                2,493               $70.55
    David G. Lambert                             July 2, 2002                  997               $70.55
    Michael R. Lynch                             July 2, 2002                9,973               $70.55
    Eff W. Martin                                July 2, 2002                4,987               $70.55
    Robert B. Morris III                         July 2, 2002                3,992               $70.55
    Sharmin Mossavar-Rahmani                     July 2, 2002                2,992               $70.55
    Avi M. Nash                                  July 2, 2002                1,004               $70.55
    Greg M. Ostroff                              July 2, 2002                  997               $70.55
    The Unicorn Trust                            July 2, 2002                4,574               $70.55
    The Rizner Family Limited Partnership        July 2, 2002                1,995               $70.55
    Richard M. Ruzika                            July 2, 2002                1,995               $70.55
    Richard A. Sapp                              July 2, 2002                2,593               $70.55
    The James M Sheridan Shares Trust            July 2, 2002                4,987               $70.55
    Daniel W. Stanton                            July 2, 2002                4,987               $70.55
    Cathrine Stickney Steck                      July 2, 2002                1,995               $70.55
    Melalula Limited                             July 2, 2002                4,145               $70.55
    John R. Tormondsen                           July 2, 2002                9,973               $70.55
    Mark A. Zurack                               July 2, 2002                2,094               $70.55
    Zachariah Cobrinik                           July 3, 2002                2,710               $69.88
    C. Steven Duncker                            July 3, 2002               10,000               $69.88
    Vyrona Holdings Limited                      July 3, 2002                4,445               $69.88
    Robert J. Katz                               July 3, 2002                2,500               $69.88
    David G. Lambert                             July 3, 2002                1,000               $69.88
    Jonathan M. Lopatin                          July 3, 2002                2,000               $69.88
    Eff W. Martin                                July 3, 2002                5,919               $69.88
    Robert B. Morris III                         July 3, 2002                4,003               $69.88
    Sharmin Mossavar-Rahmani                     July 3, 2002                3,000               $69.88
    Avi M. Nash                                  July 3, 2002                1,010               $69.88
    Greg M. Ostroff                              July 3, 2002                1,000               $69.88
    The Unicorn Trust                            July 3, 2002                4,598               $69.88
    The Rizner Family Limited Partnership        July 3, 2002                2,017               $69.88
    Richard M. Ruzika                            July 3, 2002                2,005               $69.88
    Richard A. Sapp                              July 3, 2002                2,600               $69.88
    The James M Sheridan Shares Trust            July 3, 2002                5,000               $69.88

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Christian J. Siva-Jothy                      July 3, 2002                5,000               $69.88
    Marc A. Spilker                              July 3, 2002                5,000               $69.88
    Melalula Limited                             July 3, 2002                4,167               $69.88
    John R. Tormondsen                           July 3, 2002                5,000               $69.88
    Gary W. Williams                             July 3, 2002               10,000               $69.88
    Mark A. Zurack                               July 3, 2002                2,100               $69.88
    Vyrona Holdings Limited                      July 5, 2002                4,433               $73.04
    Robert J. Katz                               July 5, 2002                2,500               $73.04
    David G. Lambert                             July 5, 2002                1,000               $73.04
    Jonathan M. Lopatin                          July 5, 2002                2,000               $73.04
    Michael R. Lynch                             July 5, 2002               10,000               $73.04
    Eff W. Martin                                July 5, 2002                5,000               $73.04
    Sharmin Mossavar-Rahmani                     July 5, 2002                3,000               $73.04
    Avi M. Nash                                  July 5, 2002                1,007               $73.04
    Greg M. Ostroff                              July 5, 2002                1,000               $73.04
    The Unicorn Trust                            July 5, 2002                4,586               $73.04
    Richard M. Ruzika                            July 5, 2002                2,000               $73.04
    The James M Sheridan Shares Trust            July 5, 2002                5,000               $73.04
    Christian J. Siva-Jothy                      July 5, 2002                5,000               $73.04
    Marc A. Spilker                              July 5, 2002                1,500               $73.04
    Cathrine Stickney Steck                      July 5, 2002                1,537               $73.04
    Melalula Limited                             July 5, 2002                4,156               $73.04
    John R. Tormondsen                           July 5, 2002                5,000               $73.04
    Mark A. Zurack                               July 5, 2002                2,100               $73.04
    Zachariah Cobrinik                           July 8, 2002                3,011               $73.61
    Alexander C. Dibelius                        July 8, 2002                3,600               $73.61
    Glenn P. Earle                               July 8, 2002                8,000               $73.61
    Peter C. Gerhard                             July 8, 2002                7,000               $73.61
    Vyrona Holdings Limited                      July 8, 2002                4,433               $73.61
    Francis J. Ingrassia                         July 8, 2002                3,000               $73.61
    Robert J. Katz                               July 8, 2002                2,500               $73.61
    David G. Lambert                             July 8, 2002                1,000               $73.61
    Jonathan M. Lopatin                          July 8, 2002                2,000               $73.61
    Michael R. Lynch                             July 8, 2002               20,000               $73.61
    Ronald G. Marks                              July 8, 2002                2,500               $73.61
    Eff W. Martin                                July 8, 2002                7,500               $73.61
    John P. McNulty                              July 8, 2002               50,000               $73.61
    Robert B. Morris III                         July 8, 2002                4,404               $73.61
    Sharmin Mossavar-Rahmani                     July 8, 2002                3,000               $73.61
    Avi M. Nash                                  July 8, 2002                1,007               $73.61
    The Unicorn Trust                            July 8, 2002                4,586               $73.61
    Richard M. Ruzika                            July 8, 2002                2,000               $73.61
    Richard A. Sapp                              July 8, 2002                5,200               $73.61
    Charles B. Seelig, Jr.                       July 8, 2002               10,000               $73.61
    The James M Sheridan Shares Trust            July 8, 2002                5,000               $73.61
    Marc A. Spilker                              July 8, 2002                1,000               $73.61
    Fredric E. Steck                             July 8, 2002                5,000               $73.61
    Melalula Limited                             July 8, 2002                4,156               $73.61

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    John E. Urban                                July 8, 2002                6,000               $73.61
    Gary W. Williams                             July 8, 2002               10,000               $73.61
    Mark A. Zurack                               July 8, 2002                2,100               $73.61
    Mary Ann Casati                              July 9, 2002                1,000               $72.35
    Zachariah Cobrinik                           July 9, 2002                3,011               $72.35
    Peter C. Gerhard                             July 9, 2002                6,000               $72.35
    Vyrona Holdings Limited                      July 9, 2002                4,433               $72.35
    Robert J. Katz                               July 9, 2002                2,500               $72.35
    David G. Lambert                             July 9, 2002                1,000               $72.35
    Jonathan M. Lopatin                          July 9, 2002                2,000               $72.35
    Michael R. Lynch                             July 9, 2002               10,000               $72.35
    Eff W. Martin                                July 9, 2002                5,000               $72.35
    John P. McNulty                              July 9, 2002               20,000               $72.35
    Robert B. Morris III                         July 9, 2002                4,404               $72.35
    Sharmin Mossavar-Rahmani                     July 9, 2002                3,000               $72.35
    Avi M. Nash                                  July 9, 2002                1,007               $72.35
    Greg M. Ostroff                              July 9, 2002                2,000               $72.35
    The Unicorn Trust                            July 9, 2002                4,586               $72.35
    Simon M. Robertson                           July 9, 2002               20,000               $72.35
    Richard M. Ruzika                            July 9, 2002                2,000               $72.35
    Richard A. Sapp                              July 9, 2002                2,600               $72.35
    Charles B. Seelig, Jr.                       July 9, 2002                5,000               $72.35
    Steven M. Shafran                            July 9, 2002                5,000               $72.35
    The James M Sheridan Shares Trust            July 9, 2002                5,000               $72.35
    Marc A. Spilker                              July 9, 2002                2,500               $72.35
    Melalula Limited                             July 9, 2002                4,156               $72.35
    John R. Tormondsen                           July 9, 2002                3,000               $72.35
    Gary W. Williams                             July 9, 2002               10,000               $72.35
    Mark A. Zurack                               July 9, 2002                2,100               $72.35
    Zachariah Cobrinik                          July 10, 2002                3,011               $72.73
    Vyrona Holdings Limited                     July 10, 2002                4,433               $72.73
    Francis J. Ingrassia                        July 10, 2002                3,000               $72.73
    Robert J. Katz                              July 10, 2002                2,500               $72.73
    David G. Lambert                            July 10, 2002                1,000               $72.73
    Jonathan M. Lopatin                         July 10, 2002                2,000               $72.73
    Michael R. Lynch                            July 10, 2002                5,000               $72.73
    Eff W. Martin                               July 10, 2002                5,000               $72.73
    John P. McNulty                             July 10, 2002               33,869               $72.73
    Robert B. Morris III                        July 10, 2002                4,404               $72.73
    Sharmin Mossavar-Rahmani                    July 10, 2002                3,000               $72.73
    Avi M. Nash                                 July 10, 2002                1,007               $72.73
    Greg M. Ostroff                             July 10, 2002                2,000               $72.73
    The Unicorn Trust                           July 10, 2002                4,586               $72.73
    Richard M. Ruzika                           July 10, 2002                  620               $72.73
    Richard A. Sapp                             July 10, 2002                2,600               $72.73
    Jonathan S. Savitz                          July 10, 2002               12,321               $72.73
    Steven M. Shafran                           July 10, 2002               10,000               $72.73
    The James M Sheridan Shares Trust           July 10, 2002                5,000               $72.73

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Marc A. Spilker                             July 10, 2002                2,500               $72.73
    Daniel W. Stanton                           July 10, 2002                5,000               $72.73
    Fredric E. Steck                            July 10, 2002                5,000               $72.73
    Melalula Limited                            July 10, 2002                4,156               $72.73
    John R. Tormondsen                          July 10, 2002                2,000               $72.73
    Steven J. Wisch                             July 10, 2002               15,000               $72.73
    Mark A. Zurack                              July 10, 2002                2,100               $72.73
    David M. Baum                               July 11, 2002                5,000               $71.40
    Zachariah Cobrinik                          July 11, 2002                3,011               $71.40
    John O. Downing                             July 11, 2002               24,073               $71.40
    Nomi P. Ghez                                July 11, 2002               10,000               $71.40
    Vyrona Holdings Limited                     July 11, 2002                4,433               $71.40
    M. Roch Hillenbrand                         July 11, 2002               10,000               $71.40
    Ann F. Kaplan                               July 11, 2002               15,000               $71.40
    Robert J. Katz                              July 11, 2002                2,500               $71.40
    David G. Lambert                            July 11, 2002                1,599               $71.40
    Jonathan M. Lopatin                         July 11, 2002                2,200               $71.40
    Michael R. Lynch                            July 11, 2002                5,000               $71.40
    Eff W. Martin                               July 11, 2002                5,000               $71.40
    Robert B. Morris III                        July 11, 2002                4,404               $71.40
    Sharmin Mossavar-Rahmani                    July 11, 2002                3,000               $71.40
    Edward A. Mule                              July 11, 2002                6,000               $71.40
    Avi M. Nash                                 July 11, 2002                1,007               $71.40
    Greg M. Ostroff                             July 11, 2002                6,000               $71.40
    The Unicorn Trust                           July 11, 2002                4,586               $71.40
    The Girish V Reddy 2001 Trust               July 11, 2002                4,342               $71.40
    Michael S. Rubinoff                         July 11, 2002               19,515               $71.40
    Richard A. Sapp                             July 11, 2002                2,600               $71.40
    The James M Sheridan Shares Trust           July 11, 2002                5,000               $71.40
    Marc A. Spilker                             July 11, 2002                5,000               $71.40
    Daniel W. Stanton                           July 11, 2002                5,000               $71.40
    Melalula Limited                            July 11, 2002                4,156               $71.40
    John R. Tormondsen                          July 11, 2002                5,000               $71.40
    Gary W. Williams                            July 11, 2002                5,692               $71.40
    Steven J. Wisch                             July 11, 2002               15,000               $71.40
    Mark A. Zurack                              July 11, 2002                2,100               $71.40
    David M. Baum                               July 12, 2002                5,000               $73.12
    Zachariah Cobrinik                          July 12, 2002                3,011               $73.12
    C. Steven Duncker                           July 12, 2002               15,000               $73.12
    Glenn P. Earle                              July 12, 2002                7,500               $73.12
    Nomi P. Ghez                                July 12, 2002               10,000               $73.12
    RJG Holding Company                         July 12, 2002               76,295               $73.12
    Andrew M. Gordon                            July 12, 2002                7,000               $73.12
    Vyrona Holdings Limited                     July 12, 2002                4,433               $73.12
    Robert J. Katz                              July 12, 2002                2,500               $73.12
    David G. Lambert                            July 12, 2002                1,000               $73.12
    Jonathan M. Lopatin                         July 12, 2002                2,200               $73.12
    Ronald G. Marks                             July 12, 2002                3,345               $73.12

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Eff W. Martin                               July 12, 2002                5,000               $73.12
    Robert B. Morris III                        July 12, 2002                4,404               $73.12
    Sharmin Mossavar-Rahmani                    July 12, 2002                3,000               $73.12
    Avi M. Nash                                 July 12, 2002                1,007               $73.12
    Greg M. Ostroff                             July 12, 2002                3,000               $73.12
    The Unicorn Trust                           July 12, 2002                4,586               $73.12
    Girish V. Reddy                             July 12, 2002                5,000               $73.12
    Richard A. Sapp                             July 12, 2002                2,600               $73.12
    Joseph Sassoon                              July 12, 2002                4,000               $73.12
    Charles B. Seelig, Jr.                      July 12, 2002                5,742               $73.12
    The James M Sheridan Shares Trust           July 12, 2002                5,000               $73.12
    Daniel W. Stanton                           July 12, 2002                5,000               $73.12
    Melalula Limited                            July 12, 2002                4,156               $73.12
    Steven J. Wisch                             July 12, 2002               11,721               $73.12
    Mark A. Zurack                              July 12, 2002                2,100               $73.12
    David M. Baum                               July 15, 2002                4,886               $71.70
    Mary Ann Casati                             July 15, 2002                5,000               $71.70
    Timothy D. Dattels                          July 15, 2002                3,000               $71.70
    Robert V. Delaney                           July 15, 2002               10,000               $71.70
    Nomi P. Ghez                                July 15, 2002               25,000               $71.70
    RJG Holding Company                         July 15, 2002               42,130               $71.70
    Vyrona Holdings Limited                     July 15, 2002                4,433               $71.70
    Robert J. Katz                              July 15, 2002                2,500               $71.70
    David G. Lambert                            July 15, 2002                1,000               $71.70
    Jonathan M. Lopatin                         July 15, 2002                2,400               $71.70
    Michael R. Lynch                            July 15, 2002                5,000               $71.70
    Eff W. Martin                               July 15, 2002                5,000               $71.70
    Robert B. Morris III                        July 15, 2002                4,405               $71.70
    Sharmin Mossavar-Rahmani                    July 15, 2002                3,000               $71.70
    Avi M. Nash                                 July 15, 2002                1,007               $71.70
    Greg M. Ostroff                             July 15, 2002                1,000               $71.70
    The Unicorn Trust                           July 15, 2002                4,586               $71.70
    Richard A. Sapp                             July 15, 2002                2,600               $71.70
    Charles B. Seelig, Jr.                      July 15, 2002                5,000               $71.70
    The James M Sheridan Shares Trust           July 15, 2002                5,000               $71.70
    Melalula Limited                            July 15, 2002                4,156               $71.70
    George W. Wellde, Jr.                       July 15, 2002                5,000               $71.70
    Mark A. Zurack                              July 15, 2002                2,100               $71.70
    David M. Baum                               July 16, 2002                5,000               $72.19
    Lawrence R. Buchalter                       July 16, 2002               15,000               $72.19
    Robert V. Delaney                           July 16, 2002               10,000               $72.19
    John O. Downing                             July 16, 2002               15,000               $72.19
    Vyrona Holdings Limited                     July 16, 2002                4,433               $72.19
    Francis J. Ingrassia                        July 16, 2002                3,000               $72.19
    Ann F. Kaplan                               July 16, 2002               15,000               $72.19
    Robert J. Katz                              July 16, 2002                2,500               $72.19
    Jonathan M. Lopatin                         July 16, 2002                2,400               $72.19
    Michael R. Lynch                            July 16, 2002               10,000               $72.19

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Eff W. Martin                               July 16, 2002                3,000               $72.19
    Robert B. Morris III                        July 16, 2002                4,405               $72.19
    Sharmin Mossavar-Rahmani                    July 16, 2002                3,000               $72.19
    Edward A. Mule                              July 16, 2002                7,000               $72.19
    Avi M. Nash                                 July 16, 2002                1,007               $72.19
    The Unicorn Trust                           July 16, 2002                4,586               $72.19
    Girish V. Reddy                             July 16, 2002                7,500               $72.19
    Simon M. Robertson                          July 16, 2002               20,000               $72.19
    Richard A. Sapp                             July 16, 2002                2,600               $72.19
    Muneer A. Satter                            July 16, 2002               10,000               $72.19
    Charles B. Seelig, Jr.                      July 16, 2002                5,000               $72.19
    Steven M. Shafran                           July 16, 2002                5,000               $72.19
    The James M Sheridan Shares Trust           July 16, 2002                1,769               $72.19
    Howard A. Silverstein                       July 16, 2002                1,000               $72.19
    Marc A. Spilker                             July 16, 2002               11,324               $72.19
    Daniel W. Stanton                           July 16, 2002                5,000               $72.19
    Melalula Limited                            July 16, 2002                4,156               $72.19
    Mark R. Tercek                              July 16, 2002               18,000               $72.19
    Mark A. Zurack                              July 16, 2002                2,100               $72.19
    Lawrence R. Buchalter                       July 17, 2002               21,191               $73.66
    Robert V. Delaney                           July 17, 2002               10,000               $73.66
    Glenn P. Earle                              July 17, 2002                7,808               $73.66
    Aubrey Ellis, Jr.                           July 17, 2002                2,000               $73.66
    Peter C. Gerhard                            July 17, 2002               11,000               $73.66
    Nomi P. Ghez                                July 17, 2002               25,000               $73.66
    Eric P. Grubman                             July 17, 2002               50,000               $73.66
    Vyrona Holdings Limited                     July 17, 2002                4,433               $73.66
    David Heinz                                 July 17, 2002                6,064               $73.66
    Mary C. Henry                               July 17, 2002                2,000               $73.66
    M. Roch Hillenbrand                         July 17, 2002               10,000               $73.66
    Jacquelyn M. Hoffman-Zehner                 July 17, 2002               30,335               $73.66
    Fern K. Hurst                               July 17, 2002                3,401               $73.66
    Ann F. Kaplan                               July 17, 2002               15,000               $73.66
    Robert J. Katz                              July 17, 2002                2,500               $73.66
    Jonathan M. Lopatin                         July 17, 2002                2,400               $73.66
    Michael R. Lynch                            July 17, 2002                5,248               $73.66
    Eff W. Martin                               July 17, 2002                4,500               $73.66
    Robert B. Morris III                        July 17, 2002                4,405               $73.66
    Sharmin Mossavar-Rahmani                    July 17, 2002                4,000               $73.66
    Edward A. Mule                              July 17, 2002                5,000               $73.66
    Avi M. Nash                                 July 17, 2002                1,007               $73.66
    The Unicorn Trust                           July 17, 2002                4,586               $73.66
    J. David Rogers                             July 17, 2002               10,000               $73.66
    Richard A. Sapp                             July 17, 2002                2,841               $73.66
    Joseph Sassoon                              July 17, 2002                5,000               $73.66
    Tsutomu Sato                                July 17, 2002               10,000               $73.66
    Muneer A. Satter                            July 17, 2002               10,000               $73.66
    Howard A. Silverstein                       July 17, 2002                1,000               $73.66

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Daniel W. Stanton                           July 17, 2002                5,000               $73.66
    Fredric E. Steck                            July 17, 2002                5,000               $73.66
    Melalula Limited                            July 17, 2002                4,156               $73.66
    M.B. Turnbull Pty, Limited                  July 17, 2002               10,000               $73.66
    John E. Urban                               July 17, 2002                5,296               $73.66
    Gregory H. Zehner                           July 17, 2002               38,927               $73.66
    Mark A. Zurack                              July 17, 2002                2,100               $73.66
    Zachariah Cobrinik                          July 18, 2002                6,024               $75.24
    Carlos A. Cordeiro                          July 18, 2002               60,000               $75.24
    Timothy D. Dattels                          July 18, 2002               17,000               $75.24
    Robert V. Delaney                           July 18, 2002               10,000               $75.24
    John O. Downing                             July 18, 2002               15,000               $75.24
    C. Steven Duncker                           July 18, 2002               15,000               $75.24
    Paul S. Efron                               July 18, 2002               10,000               $75.24
    Edward C. Forst                             July 18, 2002               10,000               $75.24
    Nomi P. Ghez                                July 18, 2002               50,000               $75.24
    Joseph H. Gleberman                         July 18, 2002               20,000               $75.24
    Thomas J. Healey                            July 18, 2002               50,000               $75.24
    Vyrona Holdings Limited                     July 18, 2002                4,433               $75.24
    David L. Henle                              July 18, 2002                5,000               $75.24
    Mary C. Henry                               July 18, 2002                4,000               $75.24
    Fern K. Hurst                               July 18, 2002                5,000               $75.24
    Francis J. Ingrassia                        July 18, 2002               15,000               $75.24
    Ann F. Kaplan                               July 18, 2002               15,000               $75.24
    Robert J. Katz                              July 18, 2002                2,500               $75.24
    Jonathan L. Kolatch                         July 18, 2002               20,000               $75.24
    Jonathan M. Lopatin                         July 18, 2002                2,422               $75.24
    Eff W. Martin                               July 18, 2002                  500               $75.24
    Robert B. Morris III                        July 18, 2002                4,404               $75.24
    Sharmin Mossavar-Rahmani                    July 18, 2002               10,000               $75.24
    Edward A. Mule                              July 18, 2002                7,000               $75.24
    Avi M. Nash                                 July 18, 2002                1,007               $75.24
    Greg M. Ostroff                             July 18, 2002                1,677               $75.24
    The Unicorn Trust                           July 18, 2002                4,586               $75.24
    Michael A. Price                            July 18, 2002               10,000               $75.24
    Girish V. Reddy                             July 18, 2002                4,253               $75.24
    Richard A. Sapp                             July 18, 2002                2,600               $75.24
    Joseph Sassoon                              July 18, 2002                3,000               $75.24
    Steven M. Shafran                           July 18, 2002                5,000               $75.24
    Howard A. Silverstein                       July 18, 2002                1,000               $75.24
    Daniel W. Stanton                           July 18, 2002                4,000               $75.24
    Melalula Limited                            July 18, 2002                4,156               $75.24
    Gene T. Sykes                               July 18, 2002               30,000               $75.24
    George W. Wellde, Jr.                       July 18, 2002               53,079               $75.24
    Mark A. Zurack                              July 18, 2002                2,100               $75.24
    Armen A. Avanessians                        July 19, 2002               70,000               $73.92
    Milton R. Berlinski                         July 19, 2002               20,000               $73.92
    David W. Blood                              July 19, 2002               60,951               $73.92

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Mary Ann Casati                             July 19, 2002                4,000               $73.92
    Zachariah Cobrinik                          July 19, 2002                6,024               $73.92
    Carlos A. Cordeiro                          July 19, 2002               19,819               $73.92
    Timothy D. Dattels                          July 19, 2002               19,463               $73.92
    Gavyn Davies                                July 19, 2002              125,000               $73.92
    David A. Dechman                            July 19, 2002               20,000               $73.92
    Mark Dehnert Living Trust                   July 19, 2002               10,888               $73.92
    Robert V. Delaney                           July 19, 2002               10,000               $73.92
    Paul S. Efron                               July 19, 2002               11,681               $73.92
    Aubrey Ellis, Jr.                           July 19, 2002                3,000               $73.92
    Christopher G. French                       July 19, 2002               20,000               $73.92
    Peter C. Gerhard                            July 19, 2002               20,000               $73.92
    Nomi P. Ghez                                July 19, 2002               10,000               $73.92
    Joseph H. Gleberman                         July 19, 2002               80,000               $73.92
    Jeffrey B. Goldenberg                       July 19, 2002               10,000               $73.92
    Andrew M. Gordon                            July 19, 2002                8,000               $73.92
    Thomas J. Healey                            July 19, 2002               15,796               $73.92
    Vyrona Holdings Limited                     July 19, 2002                4,426               $73.92
    David B. Heller                             July 19, 2002               63,749               $73.92
    Mary C. Henry                               July 19, 2002                6,000               $73.92
    Fern K. Hurst                               July 19, 2002                5,000               $73.92
    Francis J. Ingrassia                        July 19, 2002               14,009               $73.92
    Chansoo Joung                               July 19, 2002               30,000               $73.92
    Ann F. Kaplan                               July 19, 2002               15,965               $73.92
    Robert J. Katz                              July 19, 2002                5,000               $73.92
    Bradford C. Koenig                          July 19, 2002               34,754               $73.92
    Jonathan L. Kolatch                         July 19, 2002               26,194               $73.92
    Thomas D. Lasersohn                         July 19, 2002               24,521               $73.92
    Jonathan M. Lopatin                         July 19, 2002                2,422               $73.92
    Robert B. Morris III                        July 19, 2002                4,404               $73.92
    R. Scott Morris                             July 19, 2002                1,000               $73.92
    Sharmin Mossavar-Rahmani                    July 19, 2002               10,000               $73.92
    Edward A. Mule                              July 19, 2002               40,000               $73.92
    Thomas S. Murphy, Jr.                       July 19, 2002               10,000               $73.92
    Avi M. Nash                                 July 19, 2002                1,006               $73.92
    Majix Limited                               July 19, 2002               30,000               $73.92
    Terence M. O'Toole                          July 19, 2002              100,000               $73.92
    Robert J. Pace                              July 19, 2002               13,305               $73.92
    The Unicorn Trust                           July 19, 2002                4,591               $73.92
    Michael A. Price                            July 19, 2002               15,000               $73.92
    Scott S. Prince                             July 19, 2002               17,429               $73.92
    Michael G. Rantz                            July 19, 2002               41,288               $73.92
    Girish V. Reddy                             July 19, 2002                4,000               $73.92
    Simon M. Robertson                          July 19, 2002               20,000               $73.92
    J. David Rogers                             July 19, 2002               20,000               $73.92
    Chambolle Limited                           July 19, 2002               12,589               $73.92
    Richard A. Sapp                             July 19, 2002                2,600               $73.92

  COVERED PERSON                                 TRADE DATE            NUMBER OF SHARES      PRICE PER SHARE
  --------------                                 -------------         ----------------      ---------------
    Joseph Sassoon                              July 19, 2002                5,000               $73.92
    Muneer A. Satter                            July 19, 2002               15,000               $73.92
    Antoine Schwartz                            July 19, 2002               26,174               $73.92
    Mark Schwartz                               July 19, 2002               50,000               $73.92
    Michael S. Sherwood                         July 19, 2002               50,000               $73.92
    Howard A. Silverstein                       July 19, 2002                5,000               $73.92
    Cody J Smith                                July 19, 2002               50,000               $73.92
    Daniel W. Stanton                           July 19, 2002                4,000               $73.92
    Melalula Limited                            July 19, 2002                4,147               $73.92
    Gene T. Sykes                               July 19, 2002               30,000               $73.92
    Mark R. Tercek                              July 19, 2002               16,653               $73.92
    Thomas E. Tuft                              July 19, 2002               47,949               $73.92
    M.B. Turnbull Pty, Limited                  July 19, 2002               14,581               $73.92
    Thomas B. Walker III                        July 19, 2002               33,326               $73.92
    Kendrick R. Wilson III                      July 19, 2002               30,000               $73.92
    Mark A. Zurack                              July 19, 2002                3,326               $73.92

  OTHER SALES
  Charles T. Harris III                           July 1, 2001               6,000               $73.80
  Charles T. Harris III                           July 1, 2001              10,000               $73.80
  Charles T. Harris III                           July 8, 2002               3,000               $74.12
  Charles T. Harris III                           July 8, 2002               7,000               $74.12
  Christopher K. Norton                          July 11, 2002              10,000               $71.50
  Jaime E. Yordan                                July 18, 2002              10,000               $75.00



The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Ben Halim,Tarek M                   July 1, 2002                 905              $72.55
Ben Halim,Tarek M                   July 1, 2002                 907              $72.55
Ben Halim,Tarek M                   July 1, 2002               1,176              $72.55
Ben Halim,Tarek M                   July 1, 2002               2,152              $72.55
Bradford III,Charles C              July 1, 2002               2,296              $72.55
Bradford III,Charles C              July 1, 2002               2,296              $72.55
Byron,Mary D                        July 1, 2002                 400              $72.55
Christie,Robert J                   July 1, 2002               1,529              $72.55
Christie,Robert J                   July 1, 2002               1,529              $72.55
Connolly,Thomas G                   July 1, 2002               1,142              $72.55
Connolly,Thomas G                   July 1, 2002               1,142              $72.55
Connolly,Thomas G                   July 1, 2002               3,261              $72.55
Coutts,Eric J                       July 1, 2002               1,500              $72.55
De Vecchi,Luigi                     July 1, 2002               2,000              $72.55
Dingemans,Simon                     July 1, 2002               1,189              $72.55
Dingemans,Simon                     July 1, 2002               1,960              $72.55
Dingemans,Simon                     July 1, 2002               2,351              $72.55
Dudley,William C                    July 1, 2002                 124              $72.55
Dudley,William C                    July 1, 2002                 859              $72.55

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Dudley,William C                    July 1, 2002                 860              $72.55
Dudley,William C                    July 1, 2002               2,257              $72.55
Fuge,C. Douglas                     July 1, 2002               4,133              $72.55
Hughes,Terry P                      July 1, 2002               1,013              $72.55
Jick,Daniel J                       July 1, 2002               3,088              $72.55
Lichtenauer,Stephen C               July 1, 2002               1,000              $72.55
Limaye,Ryan D                       July 1, 2002               1,007              $72.55
Longerstaey,Jacques M               July 1, 2002                 490              $72.55
Longerstaey,Jacques M               July 1, 2002                 490              $72.55
Longerstaey,Jacques M               July 1, 2002                 750              $72.55
Lundeen,Kevin L                     July 1, 2002                 593              $72.55
Marshall,David J                    July 1, 2002                 100              $72.55
Martin,Jacques                      July 1, 2002                 200              $72.55
Miele,Michael R                     July 1, 2002               4,000              $72.55
Moffitt,Douglas D                   July 1, 2002               1,309              $72.55
Moffitt,Douglas D                   July 1, 2002               2,949              $72.55
Piedra Jr.,Alberto M                July 1, 2002                 762              $72.55
Piedra Jr.,Alberto M                July 1, 2002               5,293              $72.55
Pruett,Steven D                     July 1, 2002                 747              $72.55
Pruett,Steven D                     July 1, 2002               1,300              $72.55
Pruett,Steven D                     July 1, 2002               1,473              $72.55
Ross,Ivan                           July 1, 2002               3,600              $72.55
Sloan,Jeffrey S                     July 1, 2002                 358              $72.55
Sloan,Jeffrey S                     July 1, 2002               1,549              $72.55
Stuart,Andrew J                     July 1, 2002                 743              $72.55
Stuart,Andrew J                     July 1, 2002               2,717              $72.55
Sulzberger,Johannes R               July 1, 2002                 172              $72.55
Sulzberger,Johannes R               July 1, 2002                 536              $72.55
Turkanis,Barry S                    July 1, 2002               7,022              $72.55
Weil,David M                        July 1, 2002                 200              $72.55
Beinner,Jonathan A                  July 2, 2002                 991              $70.44
Ben Halim,Tarek M                   July 2, 2002               1,586              $70.44
Ben Halim,Tarek M                   July 2, 2002               1,618              $70.44
Ben Halim,Tarek M                   July 2, 2002               2,069              $70.44
Bender,Jordan M                     July 2, 2002                 400              $70.44
Campbell,John D                     July 2, 2002               1,500              $70.44
Connor,Frank T                      July 2, 2002               3,200              $70.44
Dees,Daniel L                       July 2, 2002                 500              $70.44
Enzer,Earl S                        July 2, 2002               1,000              $70.44
Enzer,Earl S                        July 2, 2002               1,561              $70.44
Hayen,Isabelle                      July 2, 2002               1,000              $70.44
Hitchner,Kenneth W                  July 2, 2002                 303              $70.44
Hitchner,Kenneth W                  July 2, 2002                 834              $70.44
Hitchner,Kenneth W                  July 2, 2002               1,863              $70.44
Houle,Thomas J                      July 2, 2002               1,000              $70.44
Kaplan,David A                      July 2, 2002                 690              $70.44
Kaplan,David A                      July 2, 2002               1,810              $70.44
Kogan,Mark J                        July 2, 2002               3,658              $70.44
Kogan,Mark J                        July 2, 2002              15,602              $70.44
Larson,Bruce M                      July 2, 2002               1,041              $70.44
Larson,Bruce M                      July 2, 2002               1,041              $70.44
Larson,Bruce M                      July 2, 2002               2,733              $70.44
Larson,Bruce M                      July 2, 2002              11,332              $70.44

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Limaye,Ryan D                       July 2, 2002               1,000              $70.44
Lundeen,Kevin L                     July 2, 2002               1,000              $70.44
Mahoney,Sean O                      July 2, 2002              10,000              $70.44
McCabe,John J                       July 2, 2002                 799              $70.44
Rosenstein,Richard J                July 2, 2002               2,500              $70.44
Schwartz,Harvey M                   July 2, 2002               7,995              $70.44
Weil,David M                        July 2, 2002                 200              $70.44
Agran,Gregory A                     July 3, 2002               5,000              $69.91
Dees,Daniel L                       July 3, 2002                 600              $69.91
Eoyang,Christopher H                July 3, 2002               2,151              $69.91
Esposito,Michael P                  July 3, 2002               2,548              $69.91
Esposito,Michael P                  July 3, 2002               7,217              $69.91
Gheewalla,Robert R                  July 3, 2002               1,100              $69.91
Karp,James M                        July 3, 2002               1,469              $69.91
Karp,James M                        July 3, 2002               1,698              $69.91
Karp,James M                        July 3, 2002               1,812              $69.91
Keusch,Lawrence S                   July 3, 2002               1,970              $69.91
Lauto,John J                        July 3, 2002                 790              $69.91
Lieb,Richard J                      July 3, 2002               4,000              $69.91
Mather,Blake W                      July 3, 2002                 599              $69.91
Meron,Amos                          July 3, 2002               3,000              $69.91
Miller,Therese L                    July 3, 2002               1,000              $69.91
Noe-Nordberg,Markus J               July 3, 2002                 140              $69.91
Noe-Nordberg,Markus J               July 3, 2002                 535              $69.91
Resnick,Jeffrey A                   July 3, 2002               1,000              $69.91
Stuart,Andrew J                     July 3, 2002               1,000              $69.91
Stuart,Andrew J                     July 3, 2002               3,000              $69.91
Willman,Kenneth W                   July 3, 2002                 145              $69.91
Willman,Kenneth W                   July 3, 2002               1,142              $69.91
Wishart,Michael S                   July 3, 2002              10,234              $69.91
Frisch,Matthias K                   July 5, 2002                 200              $72.40
Martin,Jacques                      July 5, 2002                 200              $72.40
Meron,Amos                          July 5, 2002               2,000              $72.40
Smith,Trevor A                      July 5, 2002                 500              $72.40
Bender,Jordan M                     July 8, 2002                 500              $73.65
Camp,Elizabeth V                    July 8, 2002               1,582              $73.65
Chiaramonte,Sacha A                 July 8, 2002               1,000              $73.65
Christie,Robert J                   July 8, 2002               3,000              $73.65
Dees,Daniel L                       July 8, 2002                 700              $73.65
Frisch,Matthias K                   July 8, 2002                 300              $73.65
Hayen,Isabelle                      July 8, 2002               4,425              $73.65
Lane,Eric S                         July 8, 2002                 242              $73.65
Leet,Kenneth H.M.                   July 8, 2002               5,211              $73.65
Leland,Todd W                       July 8, 2002                 587              $73.65
Leland,Todd W                       July 8, 2002               1,798              $73.65
Levin,Ronald S                      July 8, 2002               1,422              $73.65
Levin,Ronald S                      July 8, 2002               1,582              $73.65
Lieb,Richard J                      July 8, 2002               2,600              $73.65
Limaye,Ryan D                       July 8, 2002                 700              $73.65
Loudiadis,Antigone                  July 8, 2002               1,285              $73.65
Loudiadis,Antigone                  July 8, 2002               1,285              $73.65
Loudiadis,Antigone                  July 8, 2002               3,084              $73.65
Loudiadis,Antigone                  July 8, 2002               3,484              $73.65

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Lundeen,Kevin L                     July 8, 2002                 719              $73.65
Lundeen,Kevin L                     July 8, 2002               1,484              $73.65
Martin,Jacques                      July 8, 2002                 200              $73.65
Meron,Amos                          July 8, 2002               2,000              $73.65
Singh,Ravi M                        July 8, 2002               2,511              $73.65
Stuart,Andrew J                     July 8, 2002               2,242              $73.65
Ueda,Eiji                           July 8, 2002               3,143              $73.65
Weil,David M                        July 8, 2002                 300              $73.65
Woodruff,Jon A                      July 8, 2002               1,500              $73.65
Barter,Christopher M                July 9, 2002                 175              $72.12
Barter,Christopher M                July 9, 2002               1,285              $72.12
Barter,Christopher M                July 9, 2002               2,090              $72.12
Bender,Jordan M                     July 9, 2002                 680              $72.12
Bleiberg,Abraham                    July 9, 2002                  64              $72.12
Bleiberg,Abraham                    July 9, 2002                  94              $72.12
Bleiberg,Abraham                    July 9, 2002                 260              $72.12
Buisseret,Mark J                    July 9, 2002                 759              $72.12
Buisseret,Mark J                    July 9, 2002                 760              $72.12
Buisseret,Mark J                    July 9, 2002               3,733              $72.12
Campbell,John D                     July 9, 2002               1,000              $72.12
Carlebach,Mark J                    July 9, 2002                 323              $72.12
Carlebach,Mark J                    July 9, 2002                 705              $72.12
Christie,Robert J                   July 9, 2002               1,014              $72.12
Christie,Robert J                   July 9, 2002               1,986              $72.12
Dees,Daniel L                       July 9, 2002                 365              $72.12
DiSabato,Joseph P                   July 9, 2002               1,250              $72.12
Estey,George C                      July 9, 2002               2,500              $72.12
Jacobe Jr,Ronald H                  July 9, 2002               2,482              $72.12
Jacobe Jr,Ronald H                  July 9, 2002               9,924              $72.12
Khandalavala,Rustom N               July 9, 2002                 416              $72.12
Khandalavala,Rustom N               July 9, 2002               1,584              $72.12
Londal,Douglas F                    July 9, 2002               2,000              $72.12
Marshall,David J                    July 9, 2002                  31              $72.12
Marshall,David J                    July 9, 2002                 909              $72.12
Mather,Blake W                      July 9, 2002               1,003              $72.12
Paradise,James R                    July 9, 2002                 666              $72.12
Paradise,James R                    July 9, 2002                 871              $72.12
Paradise,James R                    July 9, 2002                 935              $72.12
Porges,Ellen R                      July 9, 2002                  15              $72.12
Porges,Ellen R                      July 9, 2002                 293              $72.12
Reizenstein,Anthony J               July 9, 2002               4,700              $72.12
Sinha,Ravi                          July 9, 2002              11,991              $72.12
Stuart,Andrew J                     July 9, 2002               3,274              $72.12
Turkanis,Barry S                    July 9, 2002               2,000              $72.12
Vaske,John J                        July 9, 2002               2,159              $72.12
Weil,David M                        July 9, 2002                 400              $72.12
Willian,John S                      July 9, 2002                 500              $72.12
Bender,Jordan M                    July 10, 2002                 161              $73.03
Bender,Jordan M                    July 10, 2002                 539              $73.03
Campbell,John D                    July 10, 2002               1,151              $73.03
Daffey,Michael D                   July 10, 2002               1,344              $73.03
Daffey,Michael D                   July 10, 2002               2,604              $73.03
Eberts III,Kenneth M               July 10, 2002                 750              $73.03

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Grieve,Peter W                     July 10, 2002               2,432              $73.03
Grieve,Peter W                     July 10, 2002               3,742              $73.03
Grieve,Peter W                     July 10, 2002               3,748              $73.03
Grip,Douglas C                     July 10, 2002               5,000              $73.03
Khandalavala,Rustom N              July 10, 2002               2,869              $73.03
Leadem,Susan R                     July 10, 2002               4,500              $73.03
Lichtenauer,Stephen C              July 10, 2002               1,000              $73.03
Lyon III,Richard E                 July 10, 2002                 497              $73.03
Lyon III,Richard E                 July 10, 2002               1,503              $73.03
Martin,Jacques                     July 10, 2002                 300              $73.03
McCabe,John J                      July 10, 2002                  22              $73.03
McCabe,John J                      July 10, 2002                 179              $73.03
McNamara Jr,Gerald C               July 10, 2002               1,000              $73.03
Mendelson,Michael A                July 10, 2002                 400              $73.03
Meron,Amos                         July 10, 2002               2,502              $73.03
Nydick,Jay S                       July 10, 2002                 991              $73.03
Nydick,Jay S                       July 10, 2002                 991              $73.03
Schechner,P. Sheridan              July 10, 2002               5,000              $73.03
Tebbe,Greg W                       July 10, 2002                 499              $73.03
Tebbe,Greg W                       July 10, 2002               1,000              $73.03
Tebbe,Greg W                       July 10, 2002               1,501              $73.03
Weil,David M                       July 10, 2002                 200              $73.03
Wietschner,C. Howard               July 10, 2002                 107              $73.03
Wietschner,C. Howard               July 10, 2002                 283              $73.03
Willetts,Susan A                   July 10, 2002               6,000              $73.03
York Jr,W. Thomas                  July 10, 2002               3,000              $73.03
Barrett,Adam P                     July 11, 2002               1,282              $71.17
Barrett,Adam P                     July 11, 2002               1,482              $71.17
Barrett,Adam P                     July 11, 2002               2,650              $71.17
Cruz,Eduardo A                     July 11, 2002               1,000              $71.17
Devenport,Andrew C                 July 11, 2002               1,006              $71.17
DiSabato,Joseph P                  July 11, 2002                 625              $71.17
Gheewalla,Robert R                 July 11, 2002                 745              $71.17
Harmon,Mary L                      July 11, 2002                 822              $71.17
Hay,Stephen J                      July 11, 2002               5,000              $71.17
Kaugher,David K                    July 11, 2002                 400              $71.17
Kelly,John L                       July 11, 2002               2,358              $71.17
Kelly,John L                       July 11, 2002               4,142              $71.17
Khandalavala,Rustom N              July 11, 2002                 575              $71.17
Khandalavala,Rustom N              July 11, 2002                 803              $71.17
Khandalavala,Rustom N              July 11, 2002               1,122              $71.17
Kingshott,Adrian P                 July 11, 2002               2,567              $71.17
Kingshott,Adrian P                 July 11, 2002               3,293              $71.17
Martin,Jacques                     July 11, 2002                 200              $71.17
Metcalfe,Andrew L                  July 11, 2002               2,321              $71.17
Norton,Christopher K               July 11, 2002               6,735              $71.17
Quinn,Kevin A                      July 11, 2002               2,000              $71.17
Quinn,Kevin A                      July 11, 2002               2,000              $71.17
Smith,Trevor A                     July 11, 2002                 114              $71.17
Smith,Trevor A                     July 11, 2002                 736              $71.17
Stuart,Andrew J                    July 11, 2002               4,000              $71.17
Willian,John S                     July 11, 2002                 507              $71.17
Wolf Jr,William H                  July 11, 2002                 595              $71.17

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Young,Richard M                    July 11, 2002                  85              $71.17
Young,Richard M                    July 11, 2002                 616              $71.17
Young,Richard M                    July 11, 2002                 943              $71.17
Bernstein,Stuart N                 July 12, 2002                 827              $73.09
Blumenthal,Randall A               July 12, 2002               1,779              $73.09
Bott,Charles W.A.                  July 12, 2002               1,000              $73.09
Cole,Timothy J                     July 12, 2002                 700              $73.09
Cole,Timothy J                     July 12, 2002               1,252              $73.09
Cramer,Brahm S                     July 12, 2002               7,312              $73.09
Curtis,John W                      July 12, 2002               2,000              $73.09
Eberts III,Kenneth M               July 12, 2002                 380              $73.09
Estey,George C                     July 12, 2002               1,500              $73.09
Estey,George C                     July 12, 2002               1,500              $73.09
Frisch,Matthias K                  July 12, 2002                 200              $73.09
Guth,Celeste A                     July 12, 2002               1,000              $73.09
Jevon,Thomas                       July 12, 2002               1,000              $73.09
Kiernan Jr,James T                 July 12, 2002               1,636              $73.09
Kiernan Jr,James T                 July 12, 2002               1,991              $73.09
Lane,Eric S                        July 12, 2002                 150              $73.09
Lieb,Richard J                     July 12, 2002               3,303              $73.09
Martin,Jacques                     July 12, 2002                 300              $73.09
Negus,Warwick M                    July 12, 2002                 131              $73.09
Negus,Warwick M                    July 12, 2002                 170              $73.09
Negus,Warwick M                    July 12, 2002                 197              $73.09
Negus,Warwick M                    July 12, 2002                 497              $73.09
Rafter,John J                      July 12, 2002                 867              $73.09
Rafter,John J                      July 12, 2002                 868              $73.09
Rafter,John J                      July 12, 2002               4,787              $73.09
Sanders,J. Michael                 July 12, 2002               1,000              $73.09
Sanders,J. Michael                 July 12, 2002               1,000              $73.09
Sullivan,Patrick                   July 12, 2002               1,085              $73.09
Sullivan,Patrick                   July 12, 2002               1,086              $73.09
Sullivan,Patrick                   July 12, 2002               3,000              $73.09
Vaske,John J                       July 12, 2002               1,341              $73.09
Weil,David M                       July 12, 2002                 200              $73.09
Wickman,A Carver                   July 12, 2002                 542              $73.09
Wickman,A Carver                   July 12, 2002                 958              $73.09
Williams,Christopher G             July 12, 2002                 563              $73.09
Williams,Christopher G             July 12, 2002               2,008              $73.09
Woodruff,Jon A                     July 12, 2002                 304              $73.09
Woodruff,Jon A                     July 12, 2002                 369              $73.09
Burton,Michael S                   July 15, 2002               6,371              $71.45
Cooper,Philip A                    July 15, 2002               2,974              $71.45
Coutts,Eric J                      July 15, 2002               1,334              $71.45
de Vecchi,Luigi                    July 15, 2002               1,000              $71.45
Docharty,Michele I                 July 15, 2002               1,000              $71.45
Knight,Jonathan R                  July 15, 2002               5,237              $71.45
Leet,Kenneth H.M.                  July 15, 2002              10,000              $71.45
Lichtenauer,Stephen C              July 15, 2002               1,589              $71.45
Martin,Jacques                     July 15, 2002                 200              $71.45
Nagai,Michiya                      July 15, 2002                 831              $71.45
Shiga Murayama,Rie                 July 15, 2002                 600              $71.45
Throsby,Timothy J                  July 15, 2002               2,497              $71.45

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Toki,Daisuke                       July 15, 2002               1,566              $71.45
Auerbach,Neil Z                    July 16, 2002                 100              $72.17
Christie,Robert J                  July 16, 2002               3,000              $72.17
Devenport,Andrew C                 July 16, 2002                 200              $72.17
Devenport,Andrew C                 July 16, 2002               1,710              $72.17
DiSabato,Joseph P                  July 16, 2002               1,100              $72.17
Estey,George C                     July 16, 2002                   2              $72.17
Estey,George C                     July 16, 2002                 998              $72.17
Giglio,Gary T                      July 16, 2002                 936              $72.17
Giglio,Gary T                      July 16, 2002               1,064              $72.17
Guzman,Douglas A                   July 16, 2002                 998              $72.17
Guzman,Douglas A                   July 16, 2002               3,741              $72.17
Hutcherson,Walter V                July 16, 2002                 835              $72.17
Lewis,P. Jeremy                    July 16, 2002                 720              $72.17
Lewis,P. Jeremy                    July 16, 2002               1,129              $72.17
Lewis,P. Jeremy                    July 16, 2002               1,802              $72.17
Lieb,Richard J                     July 16, 2002               3,300              $72.17
Londal,Douglas F                   July 16, 2002               2,000              $72.17
Martin,Jacques                     July 16, 2002                 203              $72.17
Meron,Amos                         July 16, 2002               2,000              $72.17
O'Hagan,L. Peter                   July 16, 2002                 664              $72.17
O'Hagan,L. Peter                   July 16, 2002               2,205              $72.17
Porges,Ellen R                     July 16, 2002                  30              $72.17
Porges,Ellen R                     July 16, 2002               1,470              $72.17
Scudellari,David J                 July 16, 2002               5,148              $72.17
Simpson,Christine A                July 16, 2002               1,331              $72.17
Sulzberger,Johannes R              July 16, 2002               1,000              $72.17
Turkanis,Barry S                   July 16, 2002               1,000              $72.17
Weil,David M                       July 16, 2002                 325              $72.17
Weinstein,Scott R                  July 16, 2002                 400              $72.17
Wildermuth,David D                 July 16, 2002                 283              $72.17
Woodruff,Jon A                     July 16, 2002                 750              $72.17
Brown,Melissa R                    July 17, 2002                 500              $73.66
Bu,John J                          July 17, 2002              10,000              $73.66
Chisholm II,W Reed                 July 17, 2002               1,158              $73.66
Eberts III,Kenneth M               July 17, 2002                 525              $73.66
Holzer,Philip                      July 17, 2002                 551              $73.66
Hutcherson,Walter V                July 17, 2002               1,000              $73.66
Klingher,Michael K                 July 17, 2002               1,026              $73.66
Klingher,Michael K                 July 17, 2002               1,619              $73.66
Lichtenauer,Stephen C              July 17, 2002               1,000              $73.66
Martin,Jacques                     July 17, 2002                 500              $73.66
Meerschwam,David M                 July 17, 2002               4,900              $73.66
Meron,Amos                         July 17, 2002               2,000              $73.66
Noble,Susan M                      July 17, 2002               1,000              $73.66
Noble,Susan M                      July 17, 2002               1,008              $73.66
Ross,Ivan                          July 17, 2002               1,000              $73.66
Weil,David M                       July 17, 2002                 400              $73.66
Barakat,John S                     July 18, 2002               6,691              $75.09
Bender,Jordan M                    July 18, 2002                 500              $75.09
Bender,Jordan M                    July 18, 2002                 500              $75.09
Bernbaum,Anthony D                 July 18, 2002                 604              $75.09
Bernbaum,Anthony D                 July 18, 2002                 890              $75.09

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Bertuzzi,John D                    July 18, 2002               1,345              $75.09
Bott,Charles W.A.                  July 18, 2002               2,000              $75.09
Bram,Benjamin S                    July 18, 2002               1,374              $75.09
Christie,Robert J                  July 18, 2002               4,400              $75.09
Cole,Timothy J                     July 18, 2002                 542              $75.09
Cruz,Eduardo A                     July 18, 2002               1,350              $75.09
DiSabato,Joseph P                  July 18, 2002               1,623              $75.09
Docharty,Michele I                 July 18, 2002                 776              $75.09
Duvnjak,Karlo J                    July 18, 2002               1,000              $75.09
Duvnjak,Karlo J                    July 18, 2002               3,564              $75.09
Eberts III,Kenneth M               July 18, 2002                 533              $75.09
Estey,George C                     July 18, 2002               2,000              $75.09
Ettenger,Mark D                    July 18, 2002               3,723              $75.09
Feldman,Steven M                   July 18, 2002               3,242              $75.09
Feldman,Steven M                   July 18, 2002               4,000              $75.09
Gheewalla,Robert R                 July 18, 2002               1,500              $75.09
Hoogkamp,Gregory T                 July 18, 2002               1,503              $75.09
Housden,Michael R                  July 18, 2002                 718              $75.09
Hughes,Terry P                     July 18, 2002               2,000              $75.09
Jessop,Andrew R                    July 18, 2002                 444              $75.09
Jessop,Andrew R                    July 18, 2002                 755              $75.09
Kaplan,David A                     July 18, 2002                  94              $75.09
Kaplan,David A                     July 18, 2002                 105              $75.09
Kaplan,David A                     July 18, 2002               1,843              $75.09
Kaugher,David K                    July 18, 2002                 400              $75.09
Labbat,Peter                       July 18, 2002                 600              $75.09
Lane,Eric S                        July 18, 2002                 148              $75.09
Lenterman,Remco O                  July 18, 2002               2,000              $75.09
Liddell,Roger A                    July 18, 2002               2,000              $75.09
Lightburn,Richard C                July 18, 2002               4,000              $75.09
Londal,Douglas F                   July 18, 2002               4,500              $75.09
Longo,Joseph                       July 18, 2002               1,285              $75.09
Luethke,Michael C                  July 18, 2002               1,200              $75.09
Luethke,Michael C                  July 18, 2002               1,538              $75.09
Luethke,Michael C                  July 18, 2002               7,371              $75.09
Mahoney,Sean O                     July 18, 2002               8,783              $75.09
Martin,Jacques                     July 18, 2002                 500              $75.09
Nedelman,Jeffrey P                 July 18, 2002               1,356              $75.09
Nedelman,Jeffrey P                 July 18, 2002               1,518              $75.09
Niedermayer,Theodore E             July 18, 2002               1,022              $75.09
Niedermayer,Theodore E             July 18, 2002               1,394              $75.09
Phillips,Paul A                    July 18, 2002                 500              $75.09
Phillips,Paul A                    July 18, 2002               1,000              $75.09
Sanders,J. Michael                 July 18, 2002               6,000              $75.09
Schapira,Paul S                    July 18, 2002                 231              $75.09
Schechner,P. Sheridan              July 18, 2002               2,500              $75.09
Sparks,Daniel L                    July 18, 2002               2,000              $75.09
Truell,Daniel                      July 18, 2002                 720              $75.09
Ueda,Eiji                          July 18, 2002               3,000              $75.09
Varadhan,Ashok                     July 18, 2002              12,797              $75.09
Voon,David H                       July 18, 2002               2,000              $75.09
Walton,David R                     July 18, 2002               2,304              $75.09
Weil,David M                       July 18, 2002                 500              $75.09

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Weinstein,Scott R                  July 18, 2002                 500              $75.09
Wietschner,C. Howard               July 18, 2002                 200              $75.09
Wildermuth,David D                 July 18, 2002                 287              $75.09
Willman,Kenneth W                  July 18, 2002                 500              $75.09
Wolf Jr,William H                  July 18, 2002                 595              $75.09
Woodruff,Jon A                     July 18, 2002               1,750              $75.09
Ashdown,John A                     July 19, 2002               1,000              $72.95
Ashdown,John A                     July 19, 2002               1,862              $72.95
Ashdown,John A                     July 19, 2002               3,374              $72.95
Bell,Janet L                       July 19, 2002               1,000              $72.95
Bernstein,Stuart N                 July 19, 2002                 827              $72.95
Bernstein,Stuart N                 July 19, 2002               1,000              $72.95
Bertuzzi,John D                    July 19, 2002               2,500              $72.95
Blessing,Dorothee                  July 19, 2002                 372              $72.95
Bradford III,Charles C             July 19, 2002               2,331              $72.95
Brady,George M                     July 19, 2002                 292              $72.95
Calcano,Lawrence V                 July 19, 2002               1,197              $72.95
Calcano,Lawrence V                 July 19, 2002               1,198              $72.95
Calcano,Lawrence V                 July 19, 2002               4,437              $72.95
Calcano,Lawrence V                 July 19, 2002               8,168              $72.95
Carhart,Mark M                     July 19, 2002                 732              $72.95
Carhart,Mark M                     July 19, 2002               1,300              $72.95
Carhart,Mark M                     July 19, 2002               1,300              $72.95
Chisholm II,W Reed                 July 19, 2002               1,278              $72.95
Christie,Robert J                  July 19, 2002               4,381              $72.95
Comisar,Peter H                    July 19, 2002               1,069              $72.95
Comisar,Peter H                    July 19, 2002               1,725              $72.95
Cruz,Eduardo A                     July 19, 2002                 532              $72.95
Cruz,Eduardo A                     July 19, 2002               1,133              $72.95
Daines,Linda S                     July 19, 2002               2,000              $72.95
De Giorgi,Diego                    July 19, 2002                 712              $72.95
De Giorgi,Diego                    July 19, 2002               1,839              $72.95
Devenish,Martin R                  July 19, 2002                 700              $72.95
Devenish,Martin R                  July 19, 2002               1,369              $72.95
DiSabato,Joseph P                  July 19, 2002               1,623              $72.95
Dominick,Paula A                   July 19, 2002               1,973              $72.95
Dominick,Paula A                   July 19, 2002               2,027              $72.95
Duet,Donald J                      July 19, 2002                 362              $72.95
Duet,Donald J                      July 19, 2002                 743              $72.95
Duet,Donald J                      July 19, 2002                 764              $72.95
Duvnjak,Karlo J                    July 19, 2002                 137              $72.95
Duvnjak,Karlo J                    July 19, 2002               1,819              $72.95
Duvnjak,Karlo J                    July 19, 2002               3,044              $72.95
Dweck,Michael L                    July 19, 2002               1,466              $72.95
Dweck,Michael L                    July 19, 2002               1,590              $72.95
Estey,George C                     July 19, 2002                 202              $72.95
Evans,Bruce J                      July 19, 2002               1,000              $72.95
Evans,Ian J                        July 19, 2002                 500              $72.95
Evans,Ian J                        July 19, 2002               2,500              $72.95
Fascitelli,Elizabeth C             July 19, 2002               1,968              $72.95
Fascitelli,Elizabeth C             July 19, 2002               7,500              $72.95
Ferber,Laurie R                    July 19, 2002               1,579              $72.95
Ferber,Laurie R                    July 19, 2002               1,581              $72.95

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Fleischer,David N                  July 19, 2002              10,666              $72.95
Freedman,Orit P                    July 19, 2002                 816              $72.95
Freedman,Orit P                    July 19, 2002               1,660              $72.95
Freedman,Orit P                    July 19, 2002               3,322              $72.95
Frisch,Matthias K                  July 19, 2002               2,900              $72.95
Frumkes,Robert K                   July 19, 2002               1,000              $72.95
Frumkes,Robert K                   July 19, 2002               2,000              $72.95
Gaglioti,Enrico S                  July 19, 2002                 500              $72.95
Gaglioti,Enrico S                  July 19, 2002               1,000              $72.95
Giglio,Gary T                      July 19, 2002               2,000              $72.95
Greenwald,David J                  July 19, 2002                 206              $72.95
Greenwald,David J                  July 19, 2002                 794              $72.95
Grigg,Sebastian                    July 19, 2002                 400              $72.95
Gross,Peter                        July 19, 2002                 782              $72.95
Gross,Peter                        July 19, 2002               2,052              $72.95
Gross,Peter                        July 19, 2002               4,224              $72.95
Guth,Celeste A                     July 19, 2002                 500              $72.95
Hale Doty,Jana                     July 19, 2002               1,516              $72.95
Hale Doty,Jana                     July 19, 2002               1,989              $72.95
Hale Doty,Jana                     July 19, 2002               2,421              $72.95
Holliday,Teresa E                  July 19, 2002               1,150              $72.95
Holzer,Philip                      July 19, 2002               1,000              $72.95
Hoogkamp,Gregory T                 July 19, 2002               1,200              $72.95
Hudis,James A                      July 19, 2002               1,000              $72.95
Hutcherson,Walter V                July 19, 2002                 500              $72.95
Iwanowski,Raymond J                July 19, 2002               6,538              $72.95
Jonas,Andrew J                     July 19, 2002               2,297              $72.95
Jonas,Andrew J                     July 19, 2002               3,703              $72.95
Jones,Robert C                     July 19, 2002              11,181              $72.95
Kaplan,David A                     July 19, 2002               1,844              $72.95
Kapur,Atul                         July 19, 2002                 259              $72.95
Kapur,Atul                         July 19, 2002               2,741              $72.95
Kauffman,John J                    July 19, 2002               1,857              $72.95
Kingston,Timothy M                 July 19, 2002               1,189              $72.95
Kiritani,Shigeki                   July 19, 2002               4,699              $72.95
Kostin,David J                     July 19, 2002                 945              $72.95
Kostin,David J                     July 19, 2002               1,537              $72.95
Kostin,David J                     July 19, 2002               3,728              $72.95
Kostin,David J                     July 19, 2002               3,790              $72.95
Labbat,Peter                       July 19, 2002                 900              $72.95
Learoyd,Andrew D                   July 19, 2002                 891              $72.95
Learoyd,Andrew D                   July 19, 2002               2,137              $72.95
Learoyd,Andrew D                   July 19, 2002               2,137              $72.95
Learoyd,Andrew D                   July 19, 2002               4,382              $72.95
Lemkau,Gregg R                     July 19, 2002                 139              $72.95
Lemkau,Gregg R                     July 19, 2002                 292              $72.95
Lenterman,Remco O                  July 19, 2002                 625              $72.95
Lenterman,Remco O                  July 19, 2002               1,207              $72.95
Lepic,Hughes B                     July 19, 2002               4,000              $72.95
Lepic,Hughes B                     July 19, 2002               8,000              $72.95
Libstag,Gwen R                     July 19, 2002               3,380              $72.95
Libstag,Gwen R                     July 19, 2002               3,385              $72.95
Libstag,Gwen R                     July 19, 2002               3,441              $72.95

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Lichtenauer,Stephen C              July 19, 2002               2,000              $72.95
Limaye,Ryan D                      July 19, 2002               1,000              $72.95
Ling,Anthony W                     July 19, 2002               8,018              $72.95
Londal,Douglas F                   July 19, 2002               5,428              $72.95
Lyon III,Richard E                 July 19, 2002                 308              $72.95
Lyon III,Richard E                 July 19, 2002               1,389              $72.95
Makowsky,Russell E                 July 19, 2002                  35              $72.95
Makowsky,Russell E                 July 19, 2002                  58              $72.95
Makowsky,Russell E                 July 19, 2002                 620              $72.95
Makowsky,Russell E                 July 19, 2002               1,655              $72.95
Markwick,Robert J                  July 19, 2002               2,022              $72.95
Markwick,Robert J                  July 19, 2002               7,978              $72.95
Martin,Jacques                     July 19, 2002                 500              $72.95
McCabe,John J                      July 19, 2002                 500              $72.95
McMahon,John W                     July 19, 2002               6,776              $72.95
McMahon,John W                     July 19, 2002               7,318              $72.95
McNamara Jr,Gerald C               July 19, 2002               1,000              $72.95
McTamaney,Robert A                 July 19, 2002               1,396              $72.95
McTamaney,Robert A                 July 19, 2002               6,414              $72.95
Mendelson,Michael A                July 19, 2002                 634              $72.95
Mendelson,Michael A                July 19, 2002               1,230              $72.95
Metcalfe,Andrew L                  July 19, 2002               8,000              $72.95
Milligan,James E                   July 19, 2002               3,000              $72.95
Morgan III,J.Ronald                July 19, 2002               2,228              $72.95
Moslow,Jeffrey M                   July 19, 2002               1,400              $72.95
Moslow,Jeffrey M                   July 19, 2002               3,620              $72.95
Moslow,Jeffrey M                   July 19, 2002               3,676              $72.95
Mount,Gregory T                    July 19, 2002               6,807              $72.95
Nash,Trevor P                      July 19, 2002                 280              $72.95
Nash,Trevor P                      July 19, 2002               5,931              $72.95
Parekh,Mukesh K                    July 19, 2002              10,000              $72.95
Phillips,Paul A                    July 19, 2002               1,000              $72.95
Pierce,Stephen R                   July 19, 2002               3,414              $72.95
Pierce,Stephen R                   July 19, 2002               3,414              $72.95
Pierce,Stephen R                   July 19, 2002               6,172              $72.95
Powers,Richard H                   July 19, 2002               1,000              $72.95
Ravitch,Joseph                     July 19, 2002               1,500              $72.95
Ross,Ivan                          July 19, 2002                 500              $72.95
Ryan,David C                       July 19, 2002                 112              $72.95
Ryan,David C                       July 19, 2002                 963              $72.95
Ryan,David C                       July 19, 2002               1,896              $72.95
Sago,Katsunori                     July 19, 2002              15,569              $72.95
Sanders,J. Michael                 July 19, 2002               2,583              $72.95
Sarnak,Neil I                      July 19, 2002                 197              $72.95
Sarnak,Neil I                      July 19, 2002                 203              $72.95
Schechner,P. Sheridan              July 19, 2002               1,942              $72.95
Scher,Susan J                      July 19, 2002                 600              $72.95
Scher,Susan J                      July 19, 2002                 600              $72.95
Shaughnessy,John P                 July 19, 2002               2,500              $72.95
Shaughnessy,John P                 July 19, 2002              12,233              $72.95
Simon,Richard P                    July 19, 2002               5,000              $72.95
Snook,Randolph C                   July 19, 2002               2,102              $72.95
Snook,Randolph C                   July 19, 2002               2,898              $72.95

COVERED PERSON                       TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
--------------                       ----------         ----------------      ---------------
Stevens,Joseph P                   July 19, 2002               2,072              $72.95
Stevens,Joseph P                   July 19, 2002               2,075              $72.95
Strongin,Steven H                  July 19, 2002                 625              $72.95
Stuart,Andrew J                    July 19, 2002               1,000              $72.95
Stuart,Andrew J                    July 19, 2002               2,338              $72.95
Stuart,Andrew J                    July 19, 2002               2,662              $72.95
Sullivan,Patrick                   July 19, 2002               2,496              $72.95
Sulzberger,Johannes R              July 19, 2002               1,000              $72.95
Sussman,Richard J                  July 19, 2002               2,102              $72.95
Truesdale,Donald J                 July 19, 2002               7,500              $72.95
Turkanis,Barry S                   July 19, 2002               1,000              $72.95
Ueda,Eiji                          July 19, 2002               1,498              $72.95
Ueda,Eiji                          July 19, 2002               2,502              $72.95
Uniacke,Kaysie P                   July 19, 2002               7,500              $72.95
Voon,David H                       July 19, 2002                 109              $72.95
Voon,David H                       July 19, 2002                 476              $72.95
Weil,David M                       July 19, 2002               2,000              $72.95
Wietschner,C. Howard               July 19, 2002                 595              $72.95
Woodruff,Jon A                     July 19, 2002               1,000              $72.95

SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 23, 2002





                                        By:     /s/    James B. McHugh
                                               -------------------------------

                                               Name:   James B. McHugh
                                               Title:  Attorney-in-Fact

                                  EXHIBIT INDEX

    Exhibit                        Description
--------------    -------------------------------------------------------------
         A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                  1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B.       Form of Agreement Relating to Noncompetition and Other
                  Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         C.       Form of Pledge Agreement (the "IPO Pledge Agreement")
                  (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                  Exhibit E), dated July 10, 2000 (incorporated by reference to
                  Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         E.       Registration Rights Instrument, dated as of December 10, 1999
                  (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                  005-56295)).

         F.       Supplemental Registration Rights Instrument, dated as of
                  December 10, 1999 (incorporated by reference to Exhibit H to
                  Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).

         G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                  Group, L.P. (incorporated by reference to Exhibit I to
                  Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                  2000 (File No. 005-56295)).

         H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                  2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                  005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                  (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                  005-56295)).

         J.       Form of Counterpart to Shareholders' Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

         K.       Form of Counterpart to Shareholders' Agreement for non-U.S.
                  trusts (incorporated by reference to Exhibit M to Amendment
                  No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                  No. 005-56295)).

         L.       Form of Guarantee and Pledge Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

         M.       Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

    Exhibit                        Description
--------------    -------------------------------------------------------------
         N.       Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (Jersey version) (incorporated by reference to
                  Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
                  filed June 30, 2000 (File No. 005-56295)).

         O.       Form of Counterpart to Shareholders' Agreement for Transferee
                  Covered Persons (incorporated by reference to Exhibit Q to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

         P.       Supplemental Registration Rights Instrument, dated as of June
                  19, 2000 (incorporated by reference to Exhibit R to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

         Q.       Power of Attorney (incorporated by reference to Exhibit X to
                  Amendment No. 14 to the Initial Schedule 13D, filed March 29,
                  2001 (File No. 005-56295)).

         R.       Form of Amended and Restated Member Agreement, dated as of
                  September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                  (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                  005-56295)).

         S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         T.       Supplemental Registration Rights Instrument, dated as of
                  December 21, 2000 (incorporated by reference to Exhibit AA to
                  Amendment No. 12 to the Initial Schedule 13D, filed January
                  23, 2001 (File No. 005-56295)).

         U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

         V.       Form of Pledge Agreement, dated as of March 19, 2001, between
                  GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

         W.       Form of Guarantee and Pledge Agreement for trusts
                  (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                  005-56295)).

         X.       Form of Pledge Agreement for beneficiaries of trusts
                  (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                  005-56295)).

         Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
                  (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                  005-56295)).

         Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations
                  (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                  005-56295)).

    Exhibit                        Description
--------------    -------------------------------------------------------------
         AA.      Supplemental Registration Rights Instrument, dated as of
                  December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006)
                  filed by The Goldman Sachs Group, Inc.).

         BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                  Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

         CC.      Form of Member Agreement, dated as of May 16, 2002, between GS
                  Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                  Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

         DD.      Form of Pledge Agreement, dated as of June 26, 2002, between
                  GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                  Schedule 13D, filed July 5, 2002 (File No. 005-56295)).